UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: January 2, 2004
Date of earliest event reported: December 18, 2003

Summit America Television, Inc. (Exact name of registrant as specified in its charter)

Tennessee (State or Other Jurisdiction of Incorporation)

0-25596	62-1282758

(Commission File Number)	(IRS Employer Identification No.)

400 Fifth Avenue South, Suite 205, Naples, Florida 34102 (Address of Principal Executive Offices) (Zip Code)

(786) 206-0047 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
EX-2.1 MERGER AGREEMENT
EX-2.2 VOTING AGREEMENT
EX-99.1 PRESS RELEASE

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On December 18, 2003, Summit America Television, Inc., a Tennessee corporation (“Summit”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The E. W. Scripps Company, an Ohio corporation (“Scripps”). The Merger Agreement is attached to this Current Report as Exhibit 2.1.

     Pursuant to the Merger Agreement, Scripps will acquire the business and properties of Summit by means of a taxable merger of a Tennessee corporation, which will be formed and wholly owned by Scripps (the “Merger Sub”), with and into Summit on the terms and conditions set forth in Article 2 of the Merger Agreement. Each share of Summit’s common stock, $0.0025 par value per share, will be exchanged for the right to receive cash in the amount of $4.05. Each share of Summit’s Series A Preferred Stock, $10.00 par value per share, will be exchanged for the right to receive cash in an amount equal to the “liquidation preference” (as defined in Summit’s Charter) of each such share in accord with Summit’s Charter. Each share of Summit’s Series D Preferred Stock, $10.00 par value per share, will be converted into one share of Preferred Stock of the surviving corporation. The separate existence of Merger Sub shall cease at the effective time of the merger, and the surviving corporation shall thereafter be a wholly-owned subsidiary of Scripps.

     The proposed merger is subject to approval by the shareholders of Summit. Concurrently with the execution and delivery of the Merger Agreement, certain shareholders of Summit executed and delivered to Scripps a Voting Agreement dated December 18, 2003, a copy of which is attached as Exhibit 2.2 to this Current Report, under which such shareholders, among other things, have agreed to vote in favor of the proposed merger. The shareholders who are parties to the Voting Agreement hold, in the aggregate, 7.0% of the outstanding common stock of Summit.

     In addition to shareholder approval, the closing of the proposed merger is subject to clearance or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the approval of the Federal Communications Commission, as well as satisfaction of other customary closing conditions.

     Although Summit may not solicit or initiate inquiries or offers from other parties relating to the acquisition of the company, if Summit receives a competing proposal from a third party on terms that are superior to the terms of the Merger Agreement, the Merger Agreement provides that the Board of Directors, acting in good faith consistent with its fiduciary duties, may terminate the Merger Agreement and act on the superior proposal if Summit satisfies certain conditions, including providing Scripps with an opportunity to match such superior proposal, the payment to Scripps of a break-up fee of $6,000,000 and payment of Scripps’s expenses related to the transaction, not to exceed $1,500,000.

     The Merger Agreement was negotiated at arm’s length between representatives of Summit and representatives of Scripps, and the Board of Directors of Summit obtained the unqualified opinion from its financial adviser regarding the fairness of the transaction from a financial point of view. Summit owns a 30% equity interest in a joint venture with Scripps (the Shop At Home Network, LLC), of which Scripps owns the remaining 70% equity interest, which it purchased from Summit on October 31, 2002. Additionally, in connection with Scripps’s purchase of the 70% equity interest in Shop At Home Network, LLC, Summit borrowed $47,500,000 from Scripps, the balance of which will remain outstanding after the proposed merger as an intercompany debt of the surviving corporation. Scripps also holds all of the issued and outstanding shares of Series D Preferred stock of Summit.

     Frank A. Woods, who is the president of Shop At Home Network, LLC, is a director of Summit, but did not participate in any of the Summit Board’s deliberations or voting regarding the approval of the proposed merger transaction.

     The summary of the proposed merger transaction set forth in this Current Report is qualified in its entirety by reference to the Merger Agreement, the press release announcing the proposed merger transaction, and the Voting Agreement, all of which are attached as exhibits to this Current Report and are incorporated herein by reference in their entirety.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

2.1	Agreement and Plan of Merger, dated December 18, 2003, by and between Summit America Television, Inc. and The E.W. Scripps Company

2.2	Voting Agreement, dated December 18, 2003, among The E. W. Scripps Company and the shareholders identified on the signature pages attached thereto

99.1	Registrant’s Press Release announcing the proposed merger, dated December 19, 2003

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT AMERICA TELEVISION, INC. (Registrant)

By:	/s/ George R. Ditomassi

George R. Ditomassi President and Chief Executive Officer

Date: January 2, 2004